FOR IMMEDIATE RELEASE

BioScrip reports THIRD QUARTER 2013 financial results

Elmsford, NY – November 6, 2013 – BioScrip®, Inc. (NASDAQ: BIOS) today announced 2013 third quarter financial results. Third quarter revenue from continuing operations was $208.9 million and the net loss from continuing operations was $22.4 million, or a loss of $0.35 per diluted share. Consolidated Adjusted EBITDA for the third quarter was $12.1 million, and consolidated adjusted earnings per diluted share for the third quarter was $0.00 per diluted share.

As a result of the sale of the Company’s traditional and specialty pharmacy mail operations and community retail pharmacy stores on May 4, 2012 (the “Pharmacy Services Asset Sale”), the Company’s financial statements reflect the discontinued operations’ results for the three and nine months ended September 30, 2013 and 2012, separate from the continuing operations of the business. The remaining assets and liabilities of the divested business that were not transferred as a part of the Pharmacy Services Asset Sale are included in continuing operations.

Third Quarter Highlights

•	Revenue from continuing operations increased by $38.5 million, or 22.6%, as compared to the prior year. Revenue from the Infusion Services segment increased by $48.9 million, or 38.8%, as compared to the prior year. Organic revenue growth for the Infusion Services segment remained in the double digits year-over-year;

•	Gross profit from continuing operations was $68.7 million, or 32.9% of revenue, as compared to $58.0 million, or 34.0% of revenue, in the prior year period. Gross profit margin from the Infusion Services segment increased by 110 basis points from the prior year;

•	Adjusted EBITDA from continuing operations was $12.1 million, an increase of $0.4 million over the prior year. Adjusted EBITDA from the Infusion Services segment increased by $4.8 million, or 48.0% as compared to the prior year, offset by continued weakness in the non-core PBM Services and Home Health Services segments; and

•	The Company has begun executing a profit improvement plan that is expected to yield more than $10 million of annualized savings and reductions in operating expenses. These cost reductions began at the end of the third quarter in conjunction with the acquisition of CarePoint Partners and will mostly be implemented throughout the fourth quarter of 2013.

“Our core infusion business continued to deliver strong margins and double-digit organic revenue growth in the third quarter,” said Rick Smith, President and Chief Executive Officer of BioScrip. “We closed the CarePoint acquisition during the quarter and our acquisitions are on track to achieve their targeted range of 12 to 14 percent long-term EBITDA margins, once fully integrated. These underlying results demonstrate our success in implementing our plan to deliver growth across a national infusion footprint.

“We believe our infusion strategy is delivering results and we are entering our next phase of strategic execution. Going forward, we will be focused on driving profitability by enhancing our operational efficiency, streamlining our cost structure and optimizing the value of our de novo and legacy assets. We have already taken steps to achieve significant cost savings as we enter 2014, and we remain confident in the fundamentals of our infusion services and transitional care models to drive continued growth,” concluded Smith.

Results of Operations

Third Quarter 2013 versus Third Quarter 2012

Revenue from continuing operations for the third quarter of 2013 totaled $208.9 million, compared to $170.4 million in the prior year period, an increase of $38.5 million, or 22.6%. Infusion Services segment revenue was $174.8 million in the third quarter of 2013, as compared to $125.9 million in the prior year period. The 38.8% increase was driven primarily by organic volume growth and additional revenue related to acquisitions. Home Health Services segment revenue was $18.1 million for the third quarter of 2013, as compared to $17.3 million in the prior year period. The 4.5% increase was primarily the result of growth in the volume of private duty nursing activity, offset by a reduction in reimbursement rates. PBM Services segment revenue was $16.0 million for the third quarter of 2013, compared to $27.1 million for the prior year period. The decrease was largely due to decreases in the funded PBM and prescription discount card businesses, primarily from the termination of a contract with a large, low-margin, funded PBM client, as well as a decrease in volume in the prescription discount card business.

Consolidated gross profit for the third quarter of 2013 was $68.7 million, or 32.9% of revenue, compared to $58.0 million, or 34.0% of revenue, in the prior year period. The increase in gross profit was the result of growth in the volume of revenue in the Infusion Services segment partially offset by lower PBM Services gross profit. Consolidated gross profit margin percentage was impacted by lower revenue in PBM Services that generally has a higher gross profit percentage.

During the third quarter of 2013, Infusion Services Segment Adjusted EBITDA was $14.7 million, or 8.4% of segment revenue, compared to $9.9 million, or 7.9% of segment revenue, in the prior year period. The 48.0% improvement in Adjusted EBITDA in the Infusion Services segment resulted primarily from organic revenue growth and acquisitions. The 50-basis-point improvement in Adjusted EBITDA margin percentage was primarily due to improved mix and gross profit margin as well as increased operating leverage.

The Home Health Services Segment Adjusted EBITDA in the third quarter of 2013 was $0.6 million, or 3.1% of segment revenue, compared to $1.4 million, or 8.1% of segment revenue, in the comparable prior year period. The decrease in Adjusted EBITDA margin percentage in the Home Health Services segment was primarily due to increased volume of lower-margin private duty nursing as well as a reduction in reimbursement rates.

The PBM Services Segment Adjusted EBITDA was $4.3 million, or 26.7% of segment revenue, for the third quarter of 2013 compared to $6.9 million, or 25.5% of segment revenue, in the prior year period. The increase in Adjusted EBITDA margin percentage in the PBM Services segment was primarily due to the termination of a contract with a large, low-margin, funded PBM client.

On a consolidated basis, BioScrip reported $12.1 million of Adjusted EBITDA during the third quarter of 2013, or 5.8% of total revenue, compared to $11.6 million, or 6.8% of total revenue, in the prior year period. The performance in the quarter reflects continued growth and progress in the core Infusion Services segment, offset by continued weakness in the non-core PBM Services and Home Health Services segments.

Interest expense in the third quarter of 2013 was $7.2 million compared to $6.5 million in the prior year period.

Income tax benefit for continuing operations in the third quarter was $0.6 million compared to an income tax benefit of $2.5 million in the prior year period.

Net loss from continuing operations for the third quarter of 2013 was $22.4 million, or a loss of $0.35 per diluted share, compared to a net loss of $0.6 million, or $0.01 per diluted share, in the prior year period. The net loss from continuing operations was impacted by a loss on early extinguishment of debt of $15.9 million recognized in order to retire the 10.25% senior notes, as well as acquisition and integration expenses of $4.9 million in the third quarter.

Finally, as previously disclosed in the Company’s current report on Form 8-K filed on September 23, 2013, BioScrip is responding to a civil investigation regarding certain operations of its legacy specialty pharmacy division. In accordance with accounting rules, the Company is required to provide an estimate of a potential loss. Accordingly, BioScrip has accrued $15 million in discontinued operations, which represents the Company’s estimate at this time. The actual outcome is uncertain and actual loss could be higher.

Nine Months Ended September 30, 2013 versus Nine Months Ended September 30, 2012

Revenue from continuing operations for the nine months ended September 30, 2013 totaled $598.7 million, compared to $481.9 million in the prior year period, a 24.2% increase. Infusion Services segment revenue was $485.3 million for the nine months ended September 30, 2013, compared to $346.0 million in the prior year period. The 40.3% increase was driven primarily by organic volume growth and additional revenue related to acquisitions. Home Health Services segment revenue for the nine months ended September 30, 2013 was $54.2 million compared to $50.9 million in the prior year period. The 6.6% increase was primarily the result of growth in the volume of private duty nursing activity, offset by a reduction in reimbursement rates. PBM Services segment revenue for the nine months ended September 30, 2013 was $59.1 million, compared to $85.1 million in the prior year period. The 30.5% decrease was due primarily to decreases in funded PBM revenue and prescription discount card revenue.

Consolidated gross profit for the nine months ended September 30, 2013 was $196.9 million, or 32.9% of revenue, compared to $164.6 million, or 34.1% of revenue, in the prior year period. The increase in gross profit dollars was the result of growth in the volume of revenue in the Infusion Services segment partially offset by lower PBM Services gross profit. Consolidated gross profit margin percentage was impacted by growth of lower-margin Infusion Services revenues as a percent of total revenue versus the higher-margin Home Health segment and PBM segment revenue.

During the nine months ended September 30, 2013, the Infusion Services Segment Adjusted EBITDA was $41.2 million, or 8.5% of segment revenue, compared to $25.7 million, or 7.4% of segment revenue, in the prior year period.

The Home Health Services Segment Adjusted EBITDA for the nine months ended September 30, 2013 was $2.5 million, or 4.7% of segment revenue, compared to $3.6 million, or 7.0% of segment revenue, in the prior year period.

The PBM Services Segment Adjusted EBITDA was $15.4 million, or 26.0% of segment revenue, for the nine months ended September 30, 2013, compared to $19.4 million, or 22.8% of segment revenue, in the prior year period.

On a consolidated basis, BioScrip reported $35.6 million of Adjusted EBITDA for the nine months ended September 30, 2013, or 5.9% of total revenue, compared to $29.0 million, or 6.0% of total revenue, in the prior year period.

Interest expense for the nine months ended September 30, 2013 was $20.2 million, compared to $19.7 million in the prior year period.

Income tax benefit for continuing operations for the nine months ended September 30, 2013 was $31 thousand compared to an income tax benefit of $2.6 million in the prior year period.

Net loss from continuing operations for the nine months ended September 30, 2013 was $38.2 million, or $0.61 per diluted share, compared to a net loss of $6.9 million, or $0.12 per diluted share, in the prior year period.

Liquidity and Capital Resources

For the nine months ended September 30, 2013, BioScrip used $25.4 million in net cash from continuing operating activities compared to $56.9 million generated from operating activities during the nine months ended September 30, 2012. Cash flow from operations during this period was primarily impacted by the acquisition of CarePoint Partners.

Outlook

The Company believes its 2013 revenue will be in the range of $830.0 million to $850.0 million and believes its 2013 Adjusted EBITDA will be in the range of $50.0 million to $52.0 million. This reflects the Company’s current assessment of the net impact of accelerating growth and profit improvement opportunities in the Infusion business and continued weakness in the non-core PBM and Home Health Services segments. The performance of the Infusion business is expected to be driven by continued initiatives to: (i) deliver double-digit organic growth; (ii) drive improved therapy mix and expand margins; (iii) improve operating leverage while scaling the enterprise; and (iv) achieve expected synergies from the infusion acquisitions.

Conference Call

BioScrip will host a conference call to discuss its third quarter 2013 financial results on November 7, 2013 at 8:30 a.m. Eastern Time.

Interested parties may participate in the conference call by dialing 800-679-2940 (US), or 303-223-2689 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available for two weeks after the call's completion by dialing 800-633-8284 (US) or 402-977-9140 (International) and entering conference call ID number 21682095. An audio webcast and archive will also be available for 30 days under the “Investor Relations” section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion and home care solutions. BioScrip partners with physicians, healthcare payors, government agencies, hospital systems and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by quality, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves. BioScrip provides its infusion and home care services from 108 locations across 29 states.

Forward-Looking Statements – Safe Harbor

This press release includes statements that may constitute “forward-looking statements,” including projections of certain measures of the Company's results of operations, projections of certain charges and expenses, and other statements regarding the Company's goals, regulatory approvals and strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, forward-looking statements can be identified by words such as “may,” “should,” “could,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “predict,” “potential,” “continue” or comparable terms. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause or contribute to such differences include but are not limited to risks associated with: the Company’s ability to integrate the CarePoint business; the Company’s ability to grow its Infusion segment organically or through acquisitions and obtain financing in connection therewith; its ability to effectively integrate other acquisitions; its ability to reduce operating costs while sustaining growth; reductions in federal, state and commercial reimbursement for the Company’s products and services; increased government regulation related to the health care and insurance industries; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the quarter ended June 30, 2013. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Reconciliation to Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting EBITDA, Adjusted EBITDA, and Adjusted EPS, which are non-GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of our liquidity. In addition, the Company's definitions of EBITDA, Adjusted EBITDA and Adjusted EPS may not be comparable to similarly titled non-GAAP financial measures reported by other companies. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, as defined by the Company, represents net income before net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, acquisition and integration expenses, restructuring-related expenses and investments in start-up operations. As part of restructuring, the Company may incur significant charges such as the write down of certain long−lived assets, temporary redundant expenses, retraining expenses, potential cash bonus payments and potential accelerated payments or terminated costs for certain of its contractual obligations. Adjusted EPS, as defined by the Company, represents earnings per diluted share, excluding the same elements in calculating Adjusted EBITDA (restructuring and other related costs, investments in start-up operations, acquisition and integration expenses, stock-based compensation expense) as well as the impact of acquisition-related intangible amortization. Management believes that these non-GAAP financial measures provide useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results. For a full reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to the most comparable GAAP financial measures, please see the attachments to this earnings release.

Contacts:

Hai Tran

BioScrip, Inc.

952-979-3768

Lisa Wilson

In-Site Communications, Inc.

212-759-3929

(Financial Tables Follow)

Schedule 1

BIOSCRIP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share amounts)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$-	$62,101
Receivables, less allowance for doubtful accounts of $14,217 and $22,212 at September 30, 2013 and December 31, 2012, respectively	178,484	129,103
Inventory	30,326	34,034
Prepaid expenses and other current assets	13,308	10,189
Total current assets	222,118	235,427
Property and equipment, net	41,050	23,721
Goodwill	605,663	350,810
Intangible assets, net	34,094	17,446
Deferred financing costs	18,888	2,877
Investments in and advances to unconsolidated affiliate	—	10,042
Other non-current assets	4,487	2,053
Total assets	$926,300	$642,376
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$35,275	953
Accounts payable	50,281	34,438
Claims payable	2,136	7,411
Amounts due to plan sponsors	7,802	18,173
Accrued interest	1,971	5,803
Accrued expenses and other current liabilities	36,073	41,491
Total current liabilities	133,538	108,269
Long-term debt, net of current portion	380,332	225,426
Deferred taxes	11,693	10,291
Other non-current liabilities	30,402	4,981
Total liabilities	555,965	348,967
Stockholders' equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.0001 par value; 125,000,000 shares authorized; shares issued: 70,570,520 and 59,600,713, respectively; shares outstanding: 67,988,000 and 57,026,957, respectively	7	6
Treasury stock, shares at cost: 2,582,520 and 2,582,520, respectively	(10,311)	(10,311)
Additional paid-in capital	516,818	388,798
Accumulated deficit	(136,179)	(85,084)
Total stockholders' equity	370,335	293,409
Total liabilities and stockholders' equity	$926,300	$642,376

Schedule 2

BIOSCRIP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Product revenue	$169,011	$123,361	$469,594	$338,721
Service revenue	39,868	47,004	129,089	143,178
Total revenue	208,879	170,365	598,683	481,899

Cost of product revenue	115,565	85,611	323,823	233,057
Cost of service revenue	24,632	26,750	77,929	84,275
Total cost of revenue	140,197	112,361	401,752	317,332
Gross profit	68,682	58,004	196,931	164,567
% of revenues	32.9%	34.0%	32.9%	34.1%
Selling, general and administrative expenses	57,999	46,772	166,761	135,404
Bad debt expense	3,947	3,440	11,028	10,677
Acquisition and integration expenses	4,890	998	13,025	1,806
Restructuring and other expenses	786	2,321	3,510	3,696
Amortization of intangibles	1,009	1,087	4,801	2,844
Income (loss) from continuing operations	51	3,386	(2,194)	10,140
Interest expense, net	7,182	6,497	20,168	19,705
Loss on extinguishment of debt	15,898	-	15,898	-
Income (loss) from continuing operations, before income taxes	(23,029)	(3,111)	(38,260)	(9,565)
Income tax expense (benefit)	(587)	(2,506)	(31)	(2,644)
Income (loss) from continuing operations, net of income taxes	(22,442)	(605)	(38,229)	(6,921)
Income (loss) from discontinued operations, net of income taxes	(11,645)	(10,931)	(12,866)	64,448
Net income (loss)	$(34,087)	$(11,536)	$(51,095)	$57,527

Basic weighted average shares	67,912	56,640	63,368	56,019
Diluted weighted average shares	67,912	56,640	63,368	56,019

Income (loss) per common share:
Basic loss from continuing operations	$(0.35)	$(0.01)	$(0.61)	$(0.12)
Basic income (loss) from discontinued operations	(0.18)	(0.19)	(0.20)	1.15
Basic income (loss)	$(0.53)	$(0.20)	$(0.81)	$1.03

Diluted loss from continuing operations	$(0.35)	$(0.01)	$(0.61)	$(0.12)
Diluted income (loss) from discontinued operations	(0.18)	(0.19)	(0.20)	1.15
Diluted income (loss)	$(0.53)	$(0.20)	$(0.81)	$1.03

Schedule 3

BIOSCRIP, INC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(51,095)	$57,527
Less: Income (loss) from discontinued operations, net of income taxes	(12,866)	64,448
Loss from continuing operations, net of income taxes	(38,229)	(6,921)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	8,298	6,115
Amortization of intangibles	4,801	2,844
Amortization of deferred financing costs	1,410	662
Change in deferred income tax	1,402	2,164
Compensation under stock-based compensation plans	7,260	4,398
Loss on extinguishment of debt	15,898	-
Equity in net loss of unconsolidated affiliate	661	-
Changes in assets and liabilities, net of acquired business:
Receivables, net of bad debt expense	(20,021)	88,227
Inventory	8,875	(17,873)
Prepaid expenses and other assets	838	4,822
Accounts payable	8,102	(34,425)
Claims payable	(5,275)	(1,099)
Amounts due to plan sponsors	(10,372)	(3,415)
Accrued interest	(3,832)	5,737
Accrued expenses and other liabilities	(5,212)	5,615
Net cash provided by (used in) operating activities from continuing operations	(25,396)	56,851
Net cash provided by (used in) operating activities from discontinued operations	(12,866)	(31,599)
Net cash provided by (used in) operating activities	(38,262)	25,252
Cash flows from investing activities:
Purchases of property and equipment, net	(19,929)	(5,777)
Cash consideration paid for acquisitions, net of cash acquired	(285,039)	(41,746)
Net cash proceeds from sale of unconsolidated affiliate	8,509	-
Cash advances to unconsolidated affiliate	(2,348)	-
Cash consideration paid to DS Pharmacy	-	(2,935)
Cash consideration paid for unconsolidated affiliate, net of cash acquired	-	(7,827)
Net cash provided by (used in) investing activities from continuing operations	(298,807)	(58,285)
Net cash provided by (used in) investing activities from discontinued operations	-	161,499
Net cash (used in) provided by investing activities	(298,807)	103,214
Cash flows from financing activities:
Proceeds from public stock offering	118,570	-
Proceeds from new senior credit facility, net of fees paid to lenders	377,283	-
Repayment of 10 1/4% senior unsecured notes	(237,397)	-
Borrowings on line of credit	379,896	1,041,440
Repayments on line of credit	(364,859)	(1,105,262)
Repayments of capital leases	(809)	(3,210)
Net proceeds from exercise of common stock purchase warrants	399	-
Net proceeds from exercise of employee stock compensation plans	1,885	5,922
Surrender of stock to satisfy minimum tax withholding	-	(174)

Net cash provided by (used in) financing activities from continuing operations	274,968	(61,284)
Net change in cash and cash equivalents	(62,101)	67,182
Cash and cash equivalents - beginning of period	62,101	-
Cash and cash equivalents - end of period	$-	$67,182
DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$22,598	$13,961
Cash paid during the period for income taxes	$242	$1,628
DISCLOSURE OF NON-CASH TRANSACTIONS:
Capital lease obligations incurred to acquire property and equipment	$-	$20

Schedule 4

BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Measures

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Results of Operations:
Revenue:
Infusion Services - product revenue	$169,011	$123,361	$469,594	$338,721
Infusion Services - service revenue	5,791	2,575	15,750	7,242
Total Infusion Services revenue	174,802	125,936	485,344	345,963

Home Health Services - service revenue	18,071	17,299	54,240	50,870
PBM Services - service revenue	16,006	27,130	59,099	85,066

Total revenue	$208,879	$170,365	$598,683	$481,899

Adjusted EBITDA by Segment before corporate overhead:
Infusion Services	$14,693	$9,931	$41,201	$25,740
Home Health Services	567	1,402	2,547	3,557
PBM Services	4,278	6,905	15,397	19,367
Total Segment Adjusted EBITDA	19,538	18,238	59,145	48,664

Corporate overhead	(7,483)	(6,625)	(23,531)	(19,665)
Consolidated Adjusted EBITDA	12,055	11,613	35,614	28,999

Interest expense, net	(7,182)	(6,497)	(20,168)	(19,705)
Loss on extinguishment of debt	(15,898)	-	(15,898)	-
Income tax (expense) benefit	587	2,506	31	2,644
Depreciation	(3,269)	(2,134)	(8,298)	(6,115)
Amortization of intangibles	(1,009)	(1,087)	(4,801)	(2,844)
Stock-based compensation expense	(1,427)	(1,687)	(7,260)	(4,398)
Acquisition and integration expenses	(4,890)	(998)	(13,025)	(1,806)
Restructuring and other expenses and investments (1)	(1,409)	(2,321)	(4,424)	(3,696)
Loss from continuing operations, net of income taxes	$(22,442)	$(605)	$(38,229)	$(6,921)

Supplemental Operating Data	September 30,	December 31,
	2013	2012
Total Assets
Infusion Services	$776,878	$438,623
Home Health Services	63,402	62,403
PBM Services	32,363	36,354
Corporate unallocated	53,641	95,813
Assets associated with discontinued operations, not sold	16	9,183
Total	$926,300	$642,376

(1) Restructuring and other expenses and investments include costs associated with restructuring such as employee severance, third party consulting costs and facility closure costs; training and transitional costs as well as redundant salaries; and, losses in the short-term investment of the unconsolidated affiliate and investment in start-up branch locations.

Schedule 5

BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Earnings Per Share

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013 [1,3]	2012 [2,4]	2013 [1,3]	2012 [2,4]
Net income from continuing operations, net of income taxes	$(22,442)	$(605)	$(38,229)	$(6,921)
Non-GAAP adjustments, net of income tax:
Restructuring and other expenses and investments (5)	1,409	1,069	4,424	2,699
Loss on extinguishment of debt	15,898	-	15,898	-
Acquisition and integration expenses	4,890	459	13,025	1,319
Amortization of intangibles	1,009	500	4,801	2,077
Compensation under stock-based compensation plans	1,427	777	7,260	3,212
Non-GAAP net income from continuing operations	$2,191	$2,200	$7,179	$2,386

Earnings per share from continuing operations, basic and diluted	$(0.35)	$(0.01)	$(0.61)	$(0.12)
Non-GAAP adjustments, net of income tax:
Restructuring and other expenses and investments (5)	0.02	0.02	0.07	0.05
Loss on extinguishment of debt	0.23	-	0.25	-
Acquisition and integration expenses	0.07	0.01	0.21	0.02
Amortization of intangibles	0.01	0.01	0.08	0.04
Compensation under stock-based compensation plans	0.02	0.01	0.11	0.06
Non-GAAP earnings per share from continuing operations, basic and diluted	$0.00	$0.04	$0.11	$0.05

Weighted average shares outstanding, basic	67,912	56,640	63,368	56,019
Weighted average shares outstanding, diluted	67,912	56,640	63,368	56,019

1	For the three months and nine months ended September 30, 2013 non-GAAP net loss from continuing operations adjustments are net of tax, calculated using an annual effective tax rate offset by the effect of our net operating loss carryforwards. Because of our net operating loss carryforwards, there is no tax effect related to the non-GAAP adjustments above for the three months and nine months ended September 30, 2013.

2	For the three months and nine months ended September 30, 2012, non-GAAP net income from continuing operations adjustments are net of tax, calculated using an annual effective tax rate offset by the effect of our net operating loss carryforwards. The tax expense netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense for the three months ended September 30, 2012 was $1,252, $539, $587 and $910, respectively. For the nine months ended September 30, 2012, the tax expense netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense was $997, $487, $767 and $1,186, respectively.

3	For the three months and nine months ended September 30, 2013, non-GAAP Adjusted EPS per basic and diluted share from continuing operations adjustments are net of tax, calculated using an annual effective tax rate method offset by the effect of our net operating loss carryforwards. Because of our net operating loss carryforwards, there is no tax effect related to the non-GAAP adjustments above for the three months and nine months ended Septermber 30, 2013.

4	For the three months and nine months ended September 30, 2012, non-GAAP Adjusted EPS per basic and diluted share from continuing operations adjustments are net of tax, calculated using an annual effective tax rate offset by the effect of our net operating loss carryforwards. The tax benefit per basic and diluted share netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense was zero for the three months and nine months ended September 30, 2012.

5	Restructuring and other expenses and investments include costs associated with restructuring such as employee severance, third party consulting costs and facility closure costs; training and transitional costs as well as redundant salaries; losses in the short-term investment in the unconsolidated affiliate; and investments in start-up branch locations.